NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Julie Prozeller/Grace Su
(212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP ANNOUNCES STRONG FIRST QUARTER RESULTS
RECORD QUARTERLY ADJUSTED EBITDA OF $41.0 MILLION GREW BY 21.6% ON A
SEQUENTIAL QUARTER BASIS EXCEEDING CONSENSUS EXPECTATIONS;
COMPANY RAISES GUIDANCE FOR FISCAL 2010
BERWYN, Pennsylvania, November 2, 2009 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for nearly 30 years, today announced its results for the fiscal first quarter ended September 30, 2009.
Fiscal 2010 First Quarter Highlights
•	Total consolidated revenue, which was $141.8 million for the quarter, was unfavorably impacted by higher unemployment and the Company’s more conservative approach to consumer lending and cashing checks in the midst of the weakened global economy, as well as the closure of a number of underperforming U.S. financial services stores during the prior fiscal year. However, on a constant currency basis, consolidated revenue was $151.8 million representing a slight year-over-year decline of less than 1.0% compared to the first quarter of the prior fiscal year.

•	On a sequential quarter basis, total consolidated revenue for the three months ended September 30, 2009 increased by $11.3 million or 9.1%, on a constant currency basis, compared to the three months ended June 30, 2009.

•	The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, improved to 14.8% for the fiscal first quarter compared to 18.7% for the three months ended September 30, 2008, again reflecting the Company’s conservative approach to extending consumer credit in the midst of the weakened economy, and the implementation of what the Company believes to be industry leading proprietary credit scoring models for the Company’s global loan products.

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•	On a constant currency basis, consolidated adjusted EBITDA was $44.9 million for the quarter compared to $39.3 million for the three months ended September 30, 2008, representing an increase of 14.4%.

•	On a sequential quarter basis, consolidated adjusted EBITDA for the three months ended September 30, 2009 increased by $6.8 million or 21.6%, on a constant currency basis, compared to the quarter ended June 30, 2009.

•	On a constant currency basis, pro forma income before income taxes excluding non-recurring charges and the adoption of FSP APB-14-1 was $28.3 million for the quarter compared to $24.1 million for the three months ended September 30, 2008, while pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $16.1 million for the quarter compared to $13.7 million for the first quarter of the prior fiscal year.

•	Income before income taxes on a GAAP basis was $13.3 million for the quarter, including non-cash mark-to-market losses, compared to $16.5 million for the three months ended September 30, 2008. Net income, which was also impacted by non-cash mark-to-market losses and the related tax effects thereof, was $5.3 million for the fiscal first quarter compared to $11.3 million for the first quarter of the prior fiscal year.

•	Pro forma fully-diluted earnings per share, excluding non-recurring charges and the adoption of FSP APB-14-1, and considering a pro forma effective income tax rate of 43.0%, was $0.66 for the quarter on a constant currency basis compared to $0.56 for the first quarter of the prior fiscal year, representing an increase of 17.9%.

•	Fully-diluted earnings per share on a GAAP basis was $0.22 for the quarter, including non-cash mark-to-market losses, compared to $0.46 for the three months ended September 30, 2008.
Discussion on Presentation of Information
The U.S. Dollar was stronger for the three months ended September 30, 2009 compared to the prior year’s first quarter, with the relative value of the Canadian Dollar down approximately 5% to the U.S. Dollar, while the U.K. Pound Sterling was down about 13% to the U.S. currency. However, compared to the preceding sequential quarter for the three months ended June 30, 2009, the U.S. currency weakened further this quarter with the relative value of the Canadian Dollar and U.K. Pound Sterling both increasing by approximately 5% during the fiscal first quarter ended September 30, 2009. As a strong majority of the Company’s consolidated revenue is generated outside of the United States in Canada and the U.K., the

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reported results for the Company’s foreign subsidiaries are impacted by fluctuations in currency exchange rates when translated into U.S. Dollars, as required by U.S. generally accepted accounting principles. As a result, to facilitate comparisons of operating performance with prior quarter results, we are continuing to provide metrics on our year-over-year financial results on a constant currency basis.
Fiscal 2010 First Quarter Overview and Business Updates
Commenting on the first quarter results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I am pleased to announce another quarter of strong financial results with all of our business units reporting higher year-over-year store margins. Primarily as a result of an increased focus on improving the efficiency and reducing the cost structure of our global store base and field support groups, total consolidated adjusted EBITDA for the Company, on a constant currency basis increased by $5.6 million or 14.4% for the three months ended September 30, 2009 compared to the prior year’s first quarter ended September 30, 2008. This growth was achieved despite slightly lower year-over-year revenue on a constant currency basis amid the significantly weakened global economy.”
Jeff Weiss continued, “Our customer base is generally composed of small business owners and service sector workers who typically work non-discretionary jobs, such as working cash registers in gas stations and convenience stores, providing daily required services in hospitals, and stocking shelves in grocery stores and supermarkets. The nature of these jobs tends to dampen fluctuations in employment from cyclical swings in the overall economy, which is a significant reason for our strong business performance throughout this historically long recession. However, with unemployment rates near 10% in all of our markets, a segment of our customer base has been moderately impacted by job losses, furloughs, and a reduction in working hours. We do believe, though, there is a real need for the basic services provided by our customers and expect that employment for this socio-economic group will rebound faster than most other sectors of the economy as economic growth resumes.
We believe we are witnessing early signs of just such a dynamic, as past customers are beginning to return to our store locations to take advantage of the many products and services we provide. As a result, including the effects of a number of recent acquisitions and growth initiatives, total consolidated revenue for the fiscal first quarter grew by $11.3 million or 9.1% compared to the most recent quarter ended June 30, 2009, while adjusted EBITDA over the same time period increased by a robust $6.8 million or 21.6%, all on a constant currency basis.”

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In conclusion, Jeff Weiss stated, “Despite the significantly weakened global economy, our business continues to perform very well, as our diversified multi-product, multi-country, and multi-channel business model continued to deliver strong earnings and cash flow throughout the long recession, and is continuing in what we now believe is the early stage of global economic recovery. During the economic downturn, we steadfastly focused on reducing our cost structure and improving the operating efficiency of our global store base and field support network. We implemented what we believe to be industry leading proprietary credit scoring models for our global loan products, and leveraged new technologies and expertise in our debt collection processes. These activities are beginning to pay large dividends, as the profitability of our business has never been better from the perspective of how much an incremental dollar of revenue translates into store margins. We are excited about the very strong start to fiscal 2010 and look to build upon this early success as we move through the remainder of the fiscal year.”
In Canada, check cashing fees and consumer lending revenue declined modestly in the first quarter compared to the prior year period, reflecting significantly higher unemployment rates across all of our geographic markets compared to this point in time last year. However, over the past few months, the Company has begun to see signs of moderate employment recovery amongst its customer base, as total consolidated revenue in Canada grew by C$5.3 million or 8.1% for the quarter compared to the three months ended June 30, 2009. Previous declines in check cashing revenue, primarily due to fewer and smaller payroll checks being cashed, appears to have stabilized this quarter with check cashing fees approximately flat on a sequential quarter basis. Consumer lending revenue, for which the primary requirement to get a loan is that the customer be employed at the time of application, increased by C$5.5 million or 16.5% compared to the immediately preceding quarter ended June 30, 2009.
In the U.K., the Company’s extensive geographic coverage and strong brand recognition continues to drive organic customer growth despite the significantly weakened economy, as same store sales from consumer lending increased by 8.7% when compared to the prior year’s first quarter. Furthermore, total revenue in the U.K. for the quarter on a year-over-year basis increased by £5.1 million or 23.6%. Store and regional margin in the U.K., as a result of a number of operating efficiency improvements and higher same store sales, improved to 41.8% of gross revenue for the fiscal first quarter compared to 40.6% for the prior year’s first quarter. On a sequential quarter basis, including the acquisition of an internet lending business in April 2009, total consolidated revenue in the U.K. increased by £3.6 million or 15.6% compared to the three months ended June 30, 2009, with higher revenues across all of the major product categories. Consumer lending revenue in the U.K. increased by 16.2% or £2.1 million, compared to the three months ended June 30, 2009, while check cashing fees were slightly higher on a sequential quarter basis.

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In the U.S., the Company closed a number of underperforming financial services stores during the fiscal year ended June 30, 2009 and significantly reduced the related field management and store support functions, as components of a plan to divest underperforming stores and focus its domestic store footprint in states with more favorable and stable regulatory environments. Primarily due to these initiatives, adjusted EBITDA for the Company’s domestic financial services business was approximately flat for the quarter on a year-over-year basis despite $9.0 million of lower revenues. Store and regional margin in the U.S., as a percent of gross revenue, improved to 15.9% for the quarter compared to 12.0% for the first quarter of the previous year.
In July 2009, the Company announced its initial entry onto the European continent with the acquisition of an established consumer lending business in Poland. The acquired company, Optima, S.A., founded in 1999 and headquartered in Gdansk, offers unsecured loans of generally 40 — 50 week durations with an average loan amount of $250 to $500. The loan transaction includes a convenient in-home servicing feature, whereby loan disbursement and collection activities take place in the customer’s home according to a mutually agreed upon and pre-arranged schedule. Customer sales and service activities are managed through an extensive network of local commission based representatives across five provinces in northwestern Poland. The country has a population of nearly 40 million people with a significant percentage of the population currently underserved by the traditional banking industry. This acquisition represents a planned first step into mainland Europe, and also provides a platform for further expansion throughout Poland and other Eastern European countries. The demographics of the neighboring Eastern European countries are similar to Poland, with the entire population of Eastern Europe nearing 200 million people across several countries, with a significant percentage of the population residing in urban-industrial areas. The Company is very pleased with the performance of this business thus far and is positioning it for further expansion throughout the region.
On October 21, 2009, the Company announced the acquisition of a merchant cash advance business in the United Kingdom. The acquired company primarily provides working capital funding to small retail businesses by providing cash advances against a percentage of future credit card sales. As part of the business model, the merchant’s credit card processor, typically a third party bank, directs a predetermined percentage of the merchant’s future daily credit card receivables to the acquired company until the advance is paid back in full. We believe this repayment process substantially reduces any risk of

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repayment default. The acquired company was “first to market” in the United Kingdom in 2005 and is still the only significant participant in this emerging industry. The acquisition further diversifies the Company by expanding into the small business financial services market. The Company believes financing the working capital requirements of small businesses is a significantly under-served market globally, with the potential opportunity in the United Kingdom alone encompassing approximately 400,000 small retail merchants.
On October 28, 2009, the Company announced the acquisition of Dealers’ Financial Services, LLC, or “DFS”. DFS, which is headquartered in Lexington, Kentucky, was founded in 1996. The acquired company provides services to military personnel who apply for auto loans to purchase new and low mileage used vehicles. The loans are funded and serviced under an exclusive agreement with a major third party national bank based in the United States. DFS operates through an established network of arrangements with more than 545 franchised and independent new and used car dealerships, according to underwriting protocols specified by the third party bank lender and servicer. The partner third party bank funds and maintains the loan portfolio on its balance sheet, as well as bears any risk of repayment default. DFS’s revenues come from fees paid to the Company by the third party lender and by the sale of ancillary products such as warranty and GAP insurance coverage. DFS maintains strong relationships with an extensive network of franchised and independent new and used car dealerships through an experienced group of local, DFS sales agents. To be part of the DFS network, dealerships must first be certified by DFS and agree to comply with a number of vehicle quality and sale stipulations. The Company intends to operate DFS as a standalone business unit of Dollar, in order to focus on leveraging the existing dealership network and lending platform to other customer segments through a number of proprietary strategic growth initiatives. The acquisition, which is contingent upon obtaining financing, is anticipated to be completed in early December.
Commenting on another recent event, Randy Underwood, the Company’s Executive Vice President and CFO stated, “I am very pleased to announce that on October 30, 2009, the Company entered into an amendment to the employment agreement of Jeff Weiss, our Chairman and CEO, which extended the stated term of his agreement from December 31, 2010 until June 30, 2012.”
Fiscal 2010 First Quarter Results Reflect Non-Cash Charges
In May 2009, the Company executed an early settlement of its cross-currency interest rate swaps held in its United Kingdom subsidiary, realizing $14.4 million of net cash proceeds. With the termination of the swaps, the U.K. term loans are subject to variable interest rates and non-cash mark-to-market adjustments

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based on fluctuations in currency exchange rates. Due to the strengthening of the U.K. Pound Sterling for the quarter ending September 30, 2009, the Company recorded a net $7.8 million non-cash mark-to-market charge on its U.K. term loans and intercompany debt balances.
Furthermore, effective July 1, 2009, the Company adopted FSP APB14-1, which resulted in $2.3 million of additional non-cash interest expense for the first quarter associated with the Company’s $200 million, 2.875% U.S. convertible notes. Since the Company does not currently receive a tax benefit from additional charges in the U.S., as a result of its historical net operating loss tax position, the unfavorable non-cash earnings per share impact from the adoption of FSP APB-14-1 was ($0.09) per fully-diluted share for the quarter on a GAAP basis. The Company’s historical financial results included in this news release have been restated to include the adoption of FSP APB14-1.
Income before income taxes, on a GAAP basis, including $9.8 million of non-recurring charges for the three months ended September 30, 2009 primarily related to a $7.8 million unfavorable mark-to-market adjustment on the Company’s term loans and intercompany debt and $1.3 million of litigation settlement charges during the quarter, was $13.3 million compared to $16.5 million for the previous year’s quarter. The consolidated effective income tax rate for the three months ended September 30, 2009, which reflects the impact of the non-cash mark-to-market adjustment of the Company’s U.K. term loans and intercompany debt and the litigation settlement charges for the quarter, was thereby higher at 59.9%. The consolidated effective income tax rate for the first quarter of the prior fiscal year was 31.8% and included a favorable tax settlement resulting from an appeal to the competent tax authorities on the deductibility of certain intercompany charges between the Company’s U.S. and Canadian business units. Accordingly, the large differences in the effective tax rates between the respective quarters contributed significantly to the reduction of fully-diluted earnings per share on an actual reported basis to $0.22 for the quarter compared to $0.46 for the first quarter of the previous fiscal year.
On a constant currency basis, excluding non-recurring charges and the adoption of FSP APB-14-1, pro forma income before income taxes was $28.3 million for the quarter compared to $24.1 million for the previous year’s fiscal first quarter, an increase of 17.7%. Likewise, pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $16.1 million representing an increase of $2.4 million compared to the three months ended September 30, 2008, while pro forma fully-diluted earnings per share was $0.66 for the quarter compared to $0.56 for the first quarter of the prior fiscal year.

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Company’s Liquidity Position
The Company continues to maintain approximately $75.0 million of excess cash available to fund additional growth and acquisition activities, or alternatively to pay down indebtedness. At September 30, 2009, the Company had not drawn on any of its global revolving credit facilities and as a result, had a $75.0 million undrawn balance on its U.S. facility, a C$28.5 million undrawn balance in Canada, and a £5.0 million undrawn balance in the U.K., all of which are in addition to the substantial continuing free cash flow the Company realizes from its business operations. The Company intends to continue to manage its cash flow prudently by balancing its near term strategy to maintain reserve cash holdings, while at the same time judiciously reviewing the active pipeline of international acquisition candidates and continuing to take advantage of selected attractively priced opportunities.
The Company purchased foreign currency option contracts designated as cash flow hedges, which provide a relative floor for a portion of its earnings for the period October 2009 to December 2009 at option rates of $0.92 and $0.93 for the Canadian currency and $1.65 for the Pound Sterling.
Fiscal 2010 Outlook
Commenting on the Company’s current expectations for fiscal 2010, Randy Underwood, the Company’s Executive Vice President and CFO, stated, “Although we believe we are seeing early signs of employment recovery amongst our customer base, it is uncertain as to how strong these recent positive trends will carry through the remaining nine months of the fiscal year. Furthermore, we are still in the early stages of the transition to new provincial regulation in Canada, which should provide additional growth opportunities in fiscal 2010 as the year progresses. It is also noteworthy that the recent trend of a weaker U.S. Dollar positively impacts our reported results on a GAAP basis. Therefore, at this early juncture of the fiscal year and given the expected continuing fluctuations in the relative value of the U.S. Dollar, we are increasing our fiscal 2010 guidance to account for the stronger than anticipated first quarter results, and an expected moderate continuation thereof for the remainder of the fiscal year. Accordingly, for fiscal 2010, we presently anticipate adjusted EBITDA for our current business operations of between $155.0 million and $165.0 million. Fully-diluted earnings per share for fiscal 2010, excluding one-time charges and the impact of adopting FSP APB14-1, is anticipated to be between $2.10 and $2.30 considering a 43.0% pro forma effective income tax rate.
Furthermore, we issued a news release on October 28, 2009 regarding the expected closing of the acquisition of Dealers Financial Services, LLC (DFS) later this year in December, and noted that we anticipate this acquisition would further increase our expected EBITDA on an annualized basis by $20.0 million to $23.0 million. We would expect to adjust the Company’s guidance for fiscal 2010 to reflect the inclusion of the expected contributions of DFS following the closing of the acquisition.”

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The reconciliation between adjusted EBITDA and income before income taxes is consistent with the historical reconciliation presented at the end of this news release.
Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Monday, November 2, 2009 at 5:00 pm ET to discuss the Company’s results for the fiscal first quarter ended September 30, 2009 and the Company’s fiscal 2010 outlook. Investors can participate in the conference by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through November 9, 2009. If you wish to listen to the replay of this conference call, please dial (706) 645-9291 and enter passcode “36017622”.
The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.
About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company primarily serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.
At September 30, 2009, the Company’s global store network consisted of 1,188 stores, including 1,032 company-operated financial services stores and 156 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular

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basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, pawn lending and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance, expansion plans, the financing of potential acquisitions and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., Poland and the United States; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of restructuring initiatives; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environments, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

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•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring charges and adjusted for pro forma effective income tax rates.

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DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	September 30,
	2009	2009
Assets:
Cash and cash equivalents	$209,602	$226,665
Loans receivable, net:
Loans receivable	126,826	137,398
Less: Allowance for loan losses	(12,132)	(13,393)

Loans receivable, net	114,694	124,005
Loans in default, net	6,436	6,831
Prepaid expenses and other current assets	30,093	25,209
Deferred tax assets, net	40,641	38,736
Property and equipment, net	58,614	59,204
Goodwill and other intangibles	454,347	467,255
Debt issuance costs, net and other assets	20,578	21,103

Total Assets	$935,005	$969,008

Liabilities:
Accounts payable	$36,298	$33,345
Income taxes payable	14,834	10,503
Accrued expenses and other liabilities	95,780	100,090
Fair value of derivatives	10,223	36,239
Deferred tax liability	32,487	35,612
Revolving credit facilities	—	—
Long-term debt	536,305	533,351

Total Liabilities	725,927	749,140

Stockholders’ Equity:
Common stock	24	24
Additional paid-in capital	311,301	312,675
Accumulated deficit	(110,581)	(105,308)
Accumulated other comprehensive income	8,018	12,103

Total Dollar Financial Corp. Stockholders’ Equity	208,762	219,494
Non-controlling interest	316	374

Total Stockholders’ Equity	209,078	219,868

Total Liabilities and Stockholders’ Equity	$935,005	$969,008

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DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2008	2009

Revenues:
Check cashing	$48,532	$37,802
Fees from consumer lending	81,498	78,989
Money transfer fees	7,610	6,823
Other	15,436	18,194

Total revenues	153,076	141,808

Store and regional expenses:
Salaries and benefits	40,803	36,736
Provision for loan losses	15,251	11,696
Occupancy costs	11,324	10,847
Returned checks, net and cash shortages	6,135	2,264
Depreciation	3,592	3,374
Bank charges and armored carrier services	3,633	3,466
Telephone and communication costs	2,079	1,838
Advertising	2,812	3,447
Other	13,637	12,244

Total store and regional expenses	99,266	85,912

Store and regional margin	53,810	55,896

Corporate and other expenses:
Corporate expenses	19,521	20,351
Interest expense, net	11,547	11,624
Other depreciation and amortization	1,040	1,052
Mark to market debt adjustment	—	7,827
Reserve for litigation settlements	509	1,267
Loss on store closings	4,938	318
Other (income) expense, net	(258)	160

Income before income taxes	16,513	13,297
Income tax provision	5,226	7,966

Net income	$11,287	$5,331
Less net income attributable to non-controlling interest	$0	$58

Net income attributable to Dollar Financial Corp.	$11,287	$5,273

Net income per share
Basic	$0.47	$0.22
Diluted	$0.46	$0.22

Weighted average shares outstanding
Basic	24,178,350	23,998,357
Diluted	24,371,126	24,480,544

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Pro forma Net Income Reconciliation
Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time charges as described below and also excludes the impact of adopting FSP APB14-1. Dollar presents pro forma net income as an indication of the Company’s financial performance excluding one-time and other non-cash charges to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in thousands):
DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES & EFFECTS OF FSP APB14-1)
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2008	2009

Income before income taxes — as reported	$16,513	$13,297

Pro forma adjustments:
Adoption of FSP APB14-1	2,098	2,310
Loss on store closings	4,938	318
Provision for litigation settlements	509	1,267
Mark to market debt adjustment	—	7,827
Write-off of acquisition costs	—	338

Pro forma income before income taxes	24,058	25,357
Pro forma income taxes	10,345	10,904

Pro forma net income	$13,713	$14,453

Pro forma effective income tax rate	43.0%	43.0%

Weighted average fully-diluted shares outstanding	24,371,126	24,480,544

Pro forma fully-diluted earnings per share	$0.56	$0.59

GAAP fully-diluted earnings per share	$0.46	$0.22

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Adjusted EBITDA Reconciliation
Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, provisions for loss on store closings and litigation settlements, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended
	September 30,
	2008	2009

Income before income taxes	$16,513	$13,297

Add:
Depreciation and amortization	4,632	4,426
Interest expense, net	11,547	11,624
Mark to market debt adjustment	—	7,827
Stock based compensation expense	1,153	1,912
Loss on store closings	4,938	318
Provision for litigation settlements	509	1,267
Write-off of acquisition costs	—	338
Other	(26)	(37)

Adjusted EBITDA	$39,266	$40,972

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DOLLAR FINANCIAL CORP
UNAUDITED STORE DATA

	Three Months Ended
	September
	2008	2009
Beginning Company-Operated Stores
U.S.	467	358
Canada	419	399
U.K.	236	274

Total Beginning Company-Operated Stores	1,122	1,031

De novo Store Builds
U.S.	3	0
Canada	0	1
U.K.	7	8

Total	10	9

Acquired Stores
U.S.	0	0
Canada	0	0
U.K.	1	0

Total	1	0

Closed Stores
U.S.	52	6
Canada	17	1
U.K.	0	1

Total	69	8

Ending Company-Operated Stores
U.S.	418	352
Canada	402	399
U.K.	244	281

Total Ending Company-Operated Stores	1,064	1,032

Ending Franchise/Agent Stores
U.S.	86	39
Canada	61	62
U.K.	166	55

Total Ending Franchise/Agent Stores	313	156

Total Ending Store Count	1,377	1,188

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